Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2014, as of and for the years ended December 31, 2013 and 2012 for Springstone Financial, LLC, with respect to the financial statements included in the Current Report of LendingClub Corporation on Form 8-K, which are hereby incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/S/ AUERR, ZAJAC & ASSOCIATES, LLP
Auerr, Zajac & Associates, LLP

Franklin, Massachusetts

July 22, 2014